Exhibit 10.2

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of June 14, 2016, between QLT INC. a corporation incorporated under the laws of British Columbia (“QLT”), and AEGERION PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”), provides the terms on which QLT shall lend to Borrower and Borrower shall repay QLT. The parties agree as follows:

1                                         ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2                                         LOAN AND TERMS OF PAYMENT

2.1                               Promise to Pay.  Borrower hereby unconditionally promises to pay QLT the outstanding principal amount of all Term Loans and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1                     Term Loans.

(a)                                 Availability.  Subject to the terms and conditions of this Agreement, QLT agrees to make term loans, from time to time on and after the Effective Date in an aggregate principal amount not to exceed (i) Three Million Dollars ($3,000,000) in any calendar month and (ii) Fifteen Million Dollars ($15,000,000) in the aggregate (excluding any PIK Interest that has been capitalized) (collectively, the “Term Loans”).

(b)                                 Interest Period.  Commencing on the first Payment Date of the month following the month in which the Effective Date occurs, and continuing on each Payment Date thereafter, Borrower shall make monthly payments of interest, in arrears, on the outstanding principal amount of the Term Loans, at the rate set forth in Section 2.2(a).

(c)                                  Repayment.  Subject to Section 2.4(b), (i) commencing on the first Payment Date of the month following Payment in Full of the Senior Obligations, and continuing on each Payment Date thereafter, Borrower shall repay the Term Loans in an amount equal to ten percent (10%) per annum of the outstanding principal amount of Term Loans as of the date of Payment in Full of the Senior Obligations, plus monthly payments of accrued interest at the rate set forth in Section 2.2(a).

(ii)                                  All outstanding principal and accrued and unpaid interest under the Term Loans, and all other outstanding Obligations with respect to the Term Loans, are due and payable in full in cash on the Term Loan Maturity Date.  Once repaid, the Term Loans may not be reborrowed.

(d)                                 Permitted Prepayment.  Subject to the Section 2.4(b), Borrower shall have the option to prepay all or a portion of the Term Loans made by QLT under this Agreement, provided Borrower (i) provides written notice to QLT of (x) its election to prepay Term Loans at least five (5) Business Days prior to such prepayment and (y) the amount of such prepayment, and (ii) pays, on the date of such prepayment (A) the principal amount of such prepayment, (B) accrued and unpaid interest on such Term Loans so prepaid, (C) the applicable Prepayment Premium (if any), and (D) all other sums, if any, that shall have become due and payable hereunder, including interest at the Default Rate with respect to any past due amounts.

(e)                                  Mandatory Prepayment Upon an Acceleration.  Subject to Section 2.4(b), if the Term Loans are accelerated by QLT pursuant to Section 9.1(a) following the occurrence of an Event of Default, Borrower shall immediately pay to QLT an amount in cash equal to the sum of: (i) all outstanding principal plus accrued interest under the Term Loans, (ii) the Prepayment Premium, if applicable, and (iii) all other sums, if any, that shall have become due and payable hereunder, including interest at the Default Rate with respect to any past due amounts.

2.2                               Payment of Interest on the Term Loans.

(a)                                 Interest Rate.  Subject to Section 2.2(b) and Section 2.4, the principal amount outstanding under the Term Loans (including any PIK Interest that has been previously capitalized) shall accrue interest at a fixed per annum rate equal to eight percent (8.00%) and shall be payable monthly in accordance with Sections 2.2(d) and (e) below; provided, that if upon the Term Loan Maturity Date (or any acceleration thereof), any amount payable in cash hereunder is not permitted to be paid under Section 2.4(b) due to a Payment Block, the foregoing per annum interest rate shall, during the period in which such amount remains due and payable but is not permitted to be paid under Section 2.4(b), automatically increase to fifteen percent (15.00)% with respect to the outstanding Term Loans (including PIK Interest that has been previously capitalized).

(b)                                 Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, unless the Obligations are subject to an interest rate of fifteen percent (15.00%) per annum pursuant to the proviso in Section 2.2(a), Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless QLT otherwise elects from time to time in its sole discretion to impose a smaller increase.  Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, QLT Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.  Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of QLT.

(c)                                  Computation: 360-Day Year.  In computing interest, the date of the making of any Term Loans shall be included and the date of payment shall be excluded; provided, however, that if any Term Loans are repaid on the same day on which it is made, such day shall be included in computing interest on such Term Loans.  Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(d)                                 PIK Interest.  Until the earlier of (i) Payment in Full of the Senior Obligations and (ii) the Term Loan Maturity Date (or any acceleration thereof), interest payable hereunder shall be paid in kind and shall be capitalized and added to the outstanding principal amount of the Term Loans (“PIK Interest”) on each Payment Date.

(e)                                  Interest Payment Date.  Unless otherwise provided, interest is payable monthly on each Payment Date.

2.3                               Fees.  Borrower shall pay to QLT:

(a)                                 Prepayment Premium.  The Prepayment Premium, when due hereunder; and

(b)                                 QLT Expenses.  All QLT Expenses (including reasonable documented attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.4                               Subordination; Payments.

(a)                                 All cash payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 1:00 p.m. Eastern time on the date when due.  Payments of principal and/or interest received after 1:00 p.m. Eastern time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)                                 Notwithstanding anything contained herein to the contrary, to the extent any payment under this Agreement is required to be paid in cash but is prohibited to be paid in cash pursuant to the terms of the Subordination Agreement (a “Payment Block”), such payment shall remain due and payable hereunder but shall not be paid until such time as such Payment Block is no longer in effect.

2.5                               Taxes.

2.5.1                     Defined Terms.  For purposes of this Section 2.5, the term “applicable law” includes FATCA.

2.5.2                     Status of Lender.

(a)                                 To the extent it is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, Lender shall deliver to Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(b)                                 Without limiting the generality of Section 2.5.2(a), Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or prior to the date on which Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

i.                                          If Lender is claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty, or

ii.                                       Executed copies of IRS Form W-8ECI.

(c)                                  Without limiting the generality of Section 2.5.2(a), Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by Borrower) on or prior to the date on which Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

(d)                                 Without limiting the generality of Section 2.5.2(a), if a payment made to Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e)                                  Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form, or promptly notify Borrower in writing of its legal inability to do so.

(f)                                   Provided that Lender has complied with the relevant provisions above in this Section 2.5.2, or has provided the documentation described above on or prior to the relevant interest payment date, the Borrower shall make all payments hereunder free and clear of any Indemnified Tax, and shall hold the Lender harmless against any United States withholding Tax that may be asserted by reason of a change in applicable law; provided that no Lender shall be entitled to receive any greater payment under this Section 2.5.2(f) than the Lender as of the date of this Agreement would have been entitled to receive, taking into account any change in applicable law that would have been applicable to such Lender.

3                                         CONDITIONS OF LOANS

3.1                               Conditions Precedent to the Effective Date.  The effectiveness of this Agreement and QLT’s obligation to make the initial Term Loan are subject to the following conditions precedent:

(a)                                 QLT shall have received, in form and substance satisfactory to QLT:

i.                                          duly executed signatures to the Loan Documents;

ii.                                       Borrower’s Operating Documents and a long form good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

iii.                                    secretary’s Corporate Borrowing Certificate;

iv.                                   certificates of good standing/foreign qualification of Borrower (for New Jersey and Massachusetts), certified by the applicable Secretary of State as of a date no earlier than thirty (30) days prior to the Effective Date;

v.                                      copies, dated as of a recent date, of financing statement searches, as QLT shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Term Loan, will be terminated or released;

vi.                                   the Perfection Certificate of Borrower; and

vii.                                a legal opinion of Borrower’s counsel dated as of the Effective Date;

(b)                                 payment of the fees and QLT Expenses then due as specified in Section 2.3 hereof;

(c)                                  [reserved];

(d)                                 the Merger Agreement shall have been executed by all parties thereto and shall not have been terminated; and

(e)                                  the Borrower and SVB shall have entered into the SVB Amendment in form and substance satisfactory to QLT.

3.2                               Conditions Precedent to all Term Loans.  QLT’s obligations to make each Term Loan (other than any Term Loan deemed made upon the accrual of PIK Interest) is subject to the following conditions precedent:

(a)                                 except as otherwise provided in Section 3.4, timely receipt of an executed Borrowing Notice;

(b)                                 the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Borrowing Notice (or, in the case of the initial Term Loan, the Effective Date) and on the Funding Date of each Term Loan; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the making of the applicable Term Loans.  Each Term Loan is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement are true, accurate, and complete in all material respects as of such date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(c)                                  no Material Adverse Effect (as defined in the Merger Agreement) shall have occurred;

(d)                                 the Merger Agreement shall not have been terminated;

(e)                                  there shall exist no Default or Event of Default under and as defined in the SVB Loan Agreement, other than to the extent SVB has agreed not to enforce remedies in respect of such Events of Default pursuant to the SVB Forbearance Agreement and copies of such SVB Forbearance Agreement have been provided to QLT;

(f)                                   with respect to any Term Loan (other than the initial Term Loan), as of the last day of the calendar month most recently ended, the Unrestricted Cash Amount was less than $25,000,000 and QLT shall have received reasonably satisfactory evidence thereof; and

(g)                                  after giving effect to the Term Loans covered by the Borrowing Notice (if applicable), the aggregate principal amount of Term Loans borrowed in the aggregate does not exceed $15,000,000.

3.3                               Covenant to Deliver.  Borrower agrees to deliver to QLT each item required to be delivered to QLT under this Agreement as a condition precedent to any Term Loan.  Borrower expressly agrees that a Term Loan made prior to the receipt by QLT of any such item shall not constitute a waiver by QLT of Borrower’s obligation to deliver such item, and the making of any Term Loans in the absence of a required item shall be in QLT’s sole discretion.

3.4                               Procedures for Borrowing.  Subject to the prior satisfaction of all other applicable conditions to the making of any Term Loan set forth in this Agreement, to obtain Term Loans, Borrower shall notify QLT (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by (i) 10:00 p.m. Eastern time one day before the proposed Funding Date, in the case of the initial Term Loan, or (ii) 1:00 p.m.  Eastern time five Business Days before the proposed Funding Date, in the case of Term Loans other than the initial Term Loan.  Together with any such electronic or facsimile notification, Borrower shall deliver to QLT by electronic mail or facsimile a completed Borrowing Notice executed by a Responsible Officer or his or her designee.  QLT may rely on any telephone notice given by a person whom QLT believes is a Responsible Officer or designee.   The Borrower may not borrow more than one time per month.

4                                         CREATION OF SECURITY INTEREST

4.1                               Grant of Security Interest.  Borrower hereby grants QLT, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to QLT, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

If this Agreement is terminated, QLT’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, QLT shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower.

4.2                               Priority of Security Interest.  Borrower represents, warrants, and covenants that the security interest granted herein (i) is and shall at all times continue to be a legal and valid security interest, and (ii) subject to the filings described in Section 4.3(a), a first priority perfected security interest in all Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Code (subject only to (x) Permitted Liens that expressly have superior priority to QLT’s Lien under this Agreement, and (y) in the case of Permitted Liens in favor of SVB, the Subordination Agreement).  If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify QLT in a writing signed by Borrower of the general details thereof and grant to QLT in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to QLT.

4.3                               Authorization to File Financing Statements and Other Perfection Documents.  (a) Borrower hereby authorizes QLT to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect QLT’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of QLT under the Code.  (b) Borrower hereby further authorizes QLT to file or record with the United States Patent and Trademark Office (and any successor office) such documents as may be necessary or advisable to perfect or protect QLT’s interest or rights hereunder.

5                                         REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1                               Due Organization, Authorization; Power and Authority.  Borrower and each of its Subsidiaries are duly existing and in good standing as Registered Organizations in their respective jurisdictions and are qualified and licensed to do business and are in good standing in any other jurisdiction in which the conduct of their respective business or ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business.  In connection with this Agreement, Borrower has delivered to QLT a completed certificate signed by Borrower, entitled “Perfection Certificate”.  Borrower represents and warrants to QLT that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).  Any new information in any revised perfection certificate shall not be deemed to be included in the Perfection Certificate unless consented to by QLT in writing pursuant to the terms and conditions hereunder.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect and filings necessary to perfect the Liens granted hereunder) or (v) after giving effect to the SVB Amendment, constitute an event of default under any material agreement by which Borrower is bound.  After giving effect to the SVB Amendment and other than each event of default under the SVB Loan Agreement, in respect of which SVB has agreed not to enforce remedies pursuant to the SVB Forbearance Agreement, Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2                               Collateral.  Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  Borrower has no deposit accounts other than the deposit accounts with SVB, the deposit accounts, if any, described in the Perfection Certificate delivered to QLT in connection herewith, or of which Borrower has given QLT notice and taken such actions as are necessary to give SVB a perfected security interest therein.  The Accounts are bona fide, existing obligations of the Account Debtors.

Subject to the Subordination Agreement, the Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate (as it may be updated from time to time pursuant to the provisions of Section 5.1).  None of the components of the Collateral (other than equipment with an aggregate value not exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in the possession of Borrower’s employees or agents) shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good quality, free from material defects.  QLT acknowledges that the Inventory includes pharmaceutical products not yet approved for commercial sale.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) licenses (which may be exclusive as to specified fields of use, geographic areas and/or time periods) granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate.  Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part.  To Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.  The Myalept Intellectual Property constitutes all Intellectual Property owned or in-licensed by the Borrower material to the conduct of the Borrower’s and its Subsidiaries’ business relating to metreleptin products, including, without limitation, the Myalept® product line.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3                               Litigation.  Except as has been disclosed in writing to QLT prior to the Effective Date, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000).

5.4                               Financial Statements; Financial Condition.  All consolidated financial statements for Borrower and its Subsidiaries delivered to QLT fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to QLT.

5.5                               Solvency.  The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6                               Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  Except as has been disclosed in writing to QLT prior to the Effective Date, Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.  QLT acknowledges that Borrower’s pharmaceutical products have not yet been approved for commercial sale.

5.7                               Subsidiaries; Investments.  Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8                               Tax Returns and Payments; Pension Contributions.  Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower.  Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies QLT in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower.  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9                               Use of Proceeds.  Borrower shall use the proceeds of the Term Loans solely for working capital.

5.10                        Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to QLT in connection with the Loan Documents of the transactions contemplated thereby, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to QLT, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements, in light of the circumstances in which they were made, not misleading (it being recognized by QLT that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.11                        Definition of “Knowledge.”  For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

5.12                        Intellectual Property.  Borrower shall not transfer (except as permitted pursuant to Section 7.1 hereof) and shall be the sole owner of any and all items of intellectual property (as defined in (a)- (f) of the definition of Intellectual Property herein) developed or acquired by Borrower or its Related Entities until this Agreement is terminated and all Obligations are satisfied in full.

6                                         AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1                               Government Compliance.

(a)                                 Maintain its and (except as permitted by Section 7.3) all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations.  Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business; and

(b)                                 Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to QLT in all of the Collateral.  Borrower shall promptly provide copies of any such obtained Governmental Approvals to QLT.

6.2                               Financial Statements, Reports, Certificates.  Deliver to QLT:

(a)                                 Quarterly Financial Statements.  As soon as available, but no later than forty (40) days after the last day of each quarter, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s and each of its Subsidiary’s operations for such quarter certified by a Responsible Officer and in a form acceptable to QLT (the “Quarterly Financial Statements”);

(b)                                 Compliance Certificate.  Within forty (40) days after the last day of each quarter and together with the Quarterly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such quarter, Borrower was in full compliance with all of the terms and conditions of this Agreement;

(c)                                  Monthly Cash Reports.  As soon as available, but no later than fifteen (15) days after the last day of each month: (a) a Cash Burn Certificate, indicating the Borrower’s Cash Burn, together with such supporting ledger reports and schedules as QLT may require, in its reasonable discretion, and (b) a certification by a Responsible Officer setting forth the aggregate amount of unrestricted cash, Cash Equivalents, short-term investments and long-term investments maintained in Borrower’s name, together with copies of all month-end account statements for each deposit account or investment/securities accounts maintained by Borrower;

(d)                                 Annual Audited Financial Statements.  As soon as available, but no later than one hundred fifty (150) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to QLT in its reasonable discretion;

(e)                                  Other Statements.  Within ten (10) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders generally or to any holders of Subordinated Debt;

(f)                                   SEC Filings.  For so long as Borrower remains subject to the reporting requirements under the Exchange Act within ten (10) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be.  Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address;

(g)                                  Legal Action Notice.  A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000) or more;

(h)                                 Board-Approved Projections.  As soon as available, but no later than forty-five (45) days after the last day of Borrower’s fiscal year, and promptly after any updates or changes thereto, Board-approved projections as to the following fiscal year in a form of presentation reasonably acceptable to QLT; and

(i)                                     SVB Notices.  Copies of all material notices from, and agreements and documents (including any amendments thereto) entered into with, SVB, in each case, within two Business Days of receipt.

(j)                                    Other Financial Information.  Other financial information reasonably requested by QLT.

(k)                                 prompt written notice of (i) any material change in the composition of the Myalept Intellectual Property, and (ii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Myalept Intellectual Property.

6.3                               Inventory; Returns.  Keep all Inventory in good condition, free from material defects.  Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date.  Borrower must promptly notify QLT of all returns, recoveries, disputes and claims that involve more than Five Hundred Thousand Dollars ($500,000).

6.4                               Taxes; Pensions.  Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to QLT, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5                               Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as QLT may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to QLT.  All property policies shall have a lender’s loss payable endorsement showing QLT as lender loss payee and waive subrogation against QLT and shall provide that the insurer must give QLT at least twenty (20) days notice before canceling, amending, or declining to renew its policy.  All liability policies shall show, or have endorsements showing, QLT as an additional insured, and all such policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give QLT at least twenty (20) days’ notice before canceling, amending, or declining to renew its policy.  At QLT’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Subject to the Subordination Agreement, proceeds payable under any casualty policy shall, at QLT’s option, be payable to QLT on account of the Obligations.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Two Hundred Fifty Thousand Dollars ($250,000) with respect to any loss, but not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which QLT has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of QLT, be payable to QLT on account of the Obligations.  If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any insurance premium amount or furnish any required proof of payment to third persons and QLT, QLT may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies QLT deems prudent.

6.6                               Operating Accounts.

(a)                                 Maintain Borrower’s, and its Related Entities’ operating, depository, and securities accounts, with SVB and SVB’s Affiliates; provided that Borrower and its Related Entities may maintain Offshore Accounts, provided further that Borrower is in compliance with Section 6.12 hereof.  In addition to the foregoing, Borrower and its Related Entities may maintain up to fifty percent (50%) of their domestic excess cash and/or investment accounts at or with another financial institution in the United States other than SVB or SVB’s Affiliates, provided that Borrower is in compliance with Sections 6.6(b) and 6.12 hereof.

(b)                                 Provide QLT five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than SVB or SVB’s Affiliates.  For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (excluding the Offshore Accounts) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect SVB’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of QLT.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to QLT by Borrower as such.

6.7                               Protection of Intellectual Property Rights.

(a)                                 (i) Protect, defend and maintain the validity and enforceability of Intellectual Property material to Borrower’s business; (ii) promptly advise QLT in writing of material infringements of Intellectual Property material to Borrower’s business; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without QLT’s written consent.

(b)                                 Provide written notice to QLT within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public).  Borrower shall take such steps as QLT reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for QLT to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) QLT to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with QLT’s rights and remedies under this Agreement and the other Loan Documents.

6.8                               Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to QLT, without expense to QLT, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that QLT may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against QLT with respect to any Collateral or relating to Borrower.

6.9                               Access to Collateral; Books and Records.  Allow QLT, or its agents, at reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books.  Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing.  The foregoing inspections and audits shall be at Borrower’s expense.

6.10                        Formation or Acquisition of Subsidiaries.  At the time that Borrower forms any direct or indirect Domestic Subsidiary or acquires any direct or indirect Domestic Subsidiary after the Effective Date, Borrower shall (a) cause such new Domestic Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements, all in form and substance reasonably satisfactory to QLT (including being sufficient to grant QLT a first priority Lien (subject to (i) Permitted Liens that expressly have superior priority to QLT’s Lien under this Agreement, and (ii) in the case of Permitted Liens in favor of SVB, the Subordination Agreement) in and to the assets of such newly formed or acquired Domestic Subsidiary (substantially as described on Exhibit A hereto)), (b) provide to QLT appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Domestic Subsidiary, in form and substance satisfactory to QLT, and (c) provide to QLT all other documentation in form and substance reasonably satisfactory to QLT, including one or more opinions of counsel satisfactory to QLT, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.  Any document, agreement, or instrument executed or issued pursuant to this Section 6.10 shall be a Loan Document.

6.11                        Further Assurances.  Execute any further instruments and take further action as QLT reasonably requests to perfect or continue QLT’s Lien in the Collateral or to effect the purposes of this Agreement.

6.12                        Financial Covenants. The calculations with respect to the covenant set forth in Section 6.12(a) shall be computed with respect to the Borrower only, and not on a consolidated basis.  The calculations with respect to the covenants set forth in Sections 6.12(b)(i) and (ii) shall be computed with respect to the Borrower and its Subsidiaries, on a consolidated basis.

(a)                                 Minimum Liquidity.  Maintain, at all times after the Financial Covenant Trigger Date, as of the last day of each month thereafter, a Liquidity Ratio of 1.50 to 1.0.

(b)                                 Minimum Quarterly Revenue or Minimum Free Cash Flow  Borrower shall be in compliance with either one of the following:

i.                                          Minimum Quarterly Revenue.  Achieve, measured as of the last day of each quarter ending after the Financial Covenant Trigger Date, calculated on a trailing six (6) month basis, minimum revenue equal to the minimum revenue level required to be maintained pursuant to Section 6.12(b)(i) of the SVB Loan Agreement for the applicable period or, if the SVB Loan Agreement is not then in effect, for the last period specified in the SVB Loan Agreement.

ii.                                       Minimum Free Cash Flow.  Achieve, measured as of the last day of each quarter ending after the Financial Covenant Trigger Date, calculated on a trailing twelve (12) month basis, Free Cash Flow in an amount of at least $0.00.

6.13                        Post-Closing Covenant.  Within 15 days (or such later period as agreed to by QLT), Borrower shall deliver copies of the insurance policies and/or endorsements required to be delivered pursuant to Section 6.5 hereof and evidence satisfactory to QLT that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of QLT.

7                                         NEGATIVE COVENANTS

Borrower shall not do any of the following without QLT’s prior written consent:

7.1                               Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out, obsolete or surplus Equipment; (c) in connection with Permitted Liens and Permitted Investments; (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; and (e) in connection with non-recourse sale of receivables from account debtors located in Italy, Spain, Portugal and Greece up to Two Million Dollars ($2,000,000.00) in the aggregate, and/or in connection with sales secured by letters of credit, if any, issued in favor of Borrower on behalf of any such account debtor that specifically supports such receivable (“Permitted Factoring”).

7.2                               Changes in Business, Management, Ownership, or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) have a change in senior management such that any Key Person ceases to be actively involved in Borrower’s business and a permanent or interim replacement reasonably satisfactory to Borrower’s Board is not made within ninety (90) days after such Key Person’s departure from Borrower; or (ii) enter into any transaction or series of related transactions (other than the Merger) in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than forty (40)% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to QLT the venture capital investors prior to the closing of such transaction and provides to QLT a description of the material terms of such transaction).

Borrower shall not, without at least ten (10) days prior written notice to QLT: (1) add any new offices or business locations, including warehouses (unless each such new office or business location contains less than Fifty Thousand Dollars ($50,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Million Dollars ($1,000,000.00) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate (as it may be updated from time to time pursuant to the provisions of Section 5.1), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.  If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Million Dollars ($1,000,000.00) to a bailee, and QLT and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first deliver an executed bailee agreement in form and substance satisfactory to QLT in its reasonable discretion.

7.3                               Mergers or Acquisitions.  Other than the Merger, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.  A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4                               Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5                               Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens or Permitted Factoring, permit any Collateral not to be subject to the security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of QLT) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6                               Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7                               Distributions; Investments.  (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of Five Hundred Thousand Dollars ($500,000) per fiscal year; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8                               Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower (other than the Merger), except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9                               Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, interereditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to QLT.

7.10                        Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Term Loans for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to (a) comply with the Federal Fair Labor Standards Act or (b) violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11                        Negative Pledge on Intellectual Property.  Grant any Liens on any of its Intellectual Property (other than Permitted Liens).

7.12                        SVB Cash Collateral Accounts.  Permit the aggregate amount held in the SVB Cash Collateral Accounts at any time to be less than (i) the aggregate principal amount owing under the SVB Loan Agreement at such time plus (ii) 100% of the face amount and any reimbursement obligations with respect to any outstanding letters of credit issued by SVB on behalf of Borrower such time.

8                                         EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1                               Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Term Loans on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date); provided that, for the avoidance of doubt, the failure to make any cash payment described in clause (a) or (b) shall constitute an Event of Default thereunder notwithstanding whether a Payment Block exists on the date such payment is due.  During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Term Loans will be made during the cure period);

8.2                               Covenant Default.

(a)                                 Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7(b), 6.10 or 6.12 or violates any covenant in Section 7; or

(b)                                 Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Term Loans shall be made during such cure period).  Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3                               Material Adverse Change.  A Material Adverse Change occurs;

8.4                               Attachment; Levy; Restraint on Business.

(a)                                 (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with QLT or any QLT Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Term Loans shall be made during any ten (10) day cure period; or

(b)                                 (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5                               Insolvency.  (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Term Loans shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6                               Other Agreements.  There is, under any agreement to which Borrower is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000); or (b) any default by Borrower, the result of which could have a material adverse effect on Borrower’s business; provided, that so long as the SVB Forbearance Agreement is in effect and SVB has agreed not to exercise remedies in respect of all then existing Events of Default (as defined in the SVB Loan Agreement) thereunder, the existence of such Events of Default shall not trigger a cross-default under this Section 8.6;

8.7                               Judgments.  Other than any Disclosed Settlement, one or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Term Loans will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8                               Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to QLT or to induce QLT to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9                               Subordination Agreement; Subordinated Debt.  Any document, instrument, or agreement evidencing any Subordinated Debt or the Subordination Agreement shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement; or

8.10                        Governmental Approvals.  Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.

9                                         QLT’S RIGHTS AND REMEDIES. Subject to the Subordination Agreement:

9.1                               Rights and Remedies.  While an Event of Default occurs and continues QLT may, without notice or demand, do any or all of the following, to the extent not prohibited by applicable law;

(a)                                 declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by QLT);

(b)                                 stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and QLT;

(c)                                  [Reserved];

(d)                                 [Reserved];

(e)                                  settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that QLT considers advisable, notify any Person owing Borrower money of QLT’s security interest in such funds, and verify the amount of such account;

(f)                                   make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if QLT requests and make it available as QLT designates at any location that is reasonably convenient to QLT and Borrower.  QLT may peaceably enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred.  Borrower grants QLT a license to enter and occupy any of its premises, without charge, by Borrower, to exercise any of QLT’s rights or remedies;

(g)                                  [Reserved];

(h)                                 ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  QLT is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with QLT’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to QLT’s benefit;

(i)                                     [Reserved];

(j)                                    demand and receive possession of Borrower’s Books; and

(k)                                 exercise all rights and remedies available to QLT under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2                               Power of Attorney.  Borrower hereby irrevocably appoints QLT as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms QLT determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of QLT or a third party as the Code permits.  Borrower hereby appoints QLT as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of QLT’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and QLT is under no further obligation to make Term Loans hereunder.  QLT’s foregoing appointment as Borrower’s attorney in fact, and all of QLT’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and QLT’s obligation to provide Term Loans terminates.

9.3                               Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, QLT may obtain such insurance or make such payment, and all amounts so paid by QLT are QLT Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  QLT will make reasonable efforts to provide Borrower with notice of QLT obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by QLT are deemed an agreement to make similar payments in the future or QLT’s waiver of any Event of Default.

9.4                               Application of Payments and Proceeds Upon Default.  If an Event of Default has occurred and is continuing, QLT may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as QLT shall determine in its sole discretion.  Any surplus shalt be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to QLT for any deficiency.  If QLT, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, QLT shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by QLT of cash therefor.

9.5                               QLT’s Liability for Collateral.  So long as QLT complies with applicable law and reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of QLT, QLT shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6                               No Waiver; Remedies Cumulative.  QLT’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of QLT thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  QLT’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  QLT has all rights and remedies provided under the Code, by law, or in equity.  QLT’s exercise of one right or remedy is not an election and shall not preclude QLT from exercising any other remedy under this Agreement or other remedy available at law or in equity, and QLT’s waiver of any Event of Default is not a continuing waiver.  QLT’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7                               Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by QLT on which Borrower is liable.

10                                  NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  QLT or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:                                                                                                               Aegerion Pharmaceuticals, Inc.
One Main Street, Suite 800
Cambridge, MA 02142
Attn: Gregory Perry
Fax:  617-945-7968

Email:  gregory.perry@aegerion.com

with a copy to:                                                                                                               Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, Massachusetts 02199
Attn: Paul Kinsella
Fax:                       617-951-7050
Email: paul.kinsella@ropesgray.com

If to QLT:                                                                                                                                        QLT Inc.
887 Great Northern Way, Suite 250
Vancouver, BC V5T 4T5
Canada
Attn: Glen Ibbott, Senior Vice President and Chief Financial Officer
Fax: (604) 873-0816
Email: gibbott@qltinc.com

with a copy to:                                                                                                               Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York,  NY 10153
Attn:                    Philip Ratner
Fax:                       (212) 310-8007
Email:            philip.ratner@weil.com

11                                  CHOICE OF LAW, VENUE, AND JURY TRIAL WAIVER

New York law governs the Loan Documents.  Borrower and QLT each submit to the exclusive jurisdiction of the State and Federal courts in New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude QLT from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of QLT.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable, relief as is deemed appropriate by such court.  Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND QLT EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS.  THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12                                  GENERAL PROVISIONS

12.1                        Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without QLT’s prior written consent (which may be granted or withheld in QLT’s discretion).  QLT has the right (with the consent of the Borrower (not to be unreasonably withheld, delayed or conditions), unless an Event of Default has occurred and is continuing or the Term Loan Maturity Date has occurred in either such case no such consent shall be required), to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, QLT’s obligations, rights, and benefits under this Agreement and the other Loan Documents, subject to Sections 12.2.1 and 12.2.2.

12.2                        Register and Participants.

12.2.1              Register.  Each Lender shall provide, and Borrower shall maintain at its offices, a copy of each agreement pursuant to which any Lender purports to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents.   Borrower shall maintain at its offices a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amounts (and stated interest) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender and the owner of the amounts owing to it under the Loan Documents as reflected in the Register for all purposes of the Loan Documents.  The Register shall be available for inspection by any Lender, at any reasonable time and from time to time upon reasonable prior notice.  No sale, transfer, assignment or negotiation of all or any part of, or any interest in, such a Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents shall be permitted or effective unless it is recorded on the Register.

12.2.2              Participations.  Any Lender may at any time grant participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement and other Loan Documents; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.5 (Taxes) (subject to the requirements and limitations therein, including the requirements under Section 2.5.2(Taxes — Status of Lenders) (it being understood that the documentation required under Section 2.5.2 (Taxes — Status of Lenders) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 2.5.2(f) (Taxes — Status of Lenders) with respect to any participation, than its participating Lender would have been entitled to receive.   Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, or is otherwise required thereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  No grant of a participation to any Person shall be permitted or effective unless it is recorded on the Participant Register.

12.3                        Indemnification.  Borrower agrees to indemnify, defend and hold QLT and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing QLT (each, an

“Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; (b) all losses or expenses (including QLT Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between QLT and Borrower contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses) and (c) without duplication of any amounts which otherwise are or become due and payable to QLT, all amounts paid by QLT to SVB or its advisors in connection with the exercise by QLT of the purchase right set forth in Section 10 Subordination Agreement, including any principal, interest, fees, premiums or expense reimbursement obligations or other amounts, and all expenses paid by QLT with respect thereto, except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.4                        Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.5                        Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6                        Correction of Loan Documents.  QLT may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.7                        Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8                        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9                        Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.  The obligation of Borrower in Section 12.3 to indemnify QLT shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10                 Confidentiality.  In handling any confidential information, QLT shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to QLT’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with QLT, collectively, “QLT Entities”); (b) to prospective transferees or purchasers of any interest in the Term Loans (provided, however, QLT shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) [reserved]; (e) as QLT considers appropriate in exercising remedies under the Loan Documents; and (f) [reserved].  Confidential information does not include information that is either: (i) in the public domain or in QLT’s possession when disclosed to QLT, or becomes part of the public domain after disclosure to QLT; or (ii) disclosed to QLT by a third party if QLT does not know that the third party is prohibited from disclosing the information.

12.11                 Right of Set Off.  Subject to the Subordination Agreement, the Borrower hereby grants to QLT, a lien, security interest and right of set off as security for all Obligations to QLT, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of QLT or any entity under the control of QLT (including a QLT subsidiary) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, QLT may set off the same or any part thereof and apply the same to any Obligations of Borrower then due, regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE QLT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.12                 Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.13                 Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14                 Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15                 Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16                 Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.17                 Subordination Agreement.  QLT (and each of its permitted successors and assigns) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Subordination Agreement.

13                                  DEFINITIONS

13.1                        Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Board” means Borrower’s board of directors.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Notice” is that certain form attached hereto as Exhibit B.

“Business Day” is any day that is not a Saturday, Sunday or a day on which SVB is closed.

“Cash Burn” is, with respect to Borrower, as of any date of determination, the result of (i) EBITDA; plus (ii) non-cash stock compensation expense; plus (iii) non-cash interest expense; minus (iv) unfunded capital expenditures.

“Cash Burn Certificate” is that certain certificate for reporting Borrower’s Cash Burn, in the same form as provided to SVB under the SVB Loan Agreement, together with such supporting ledger reports and schedules as QLT shall require, in its reasonable discretion.

“Cash Equivalents” means (a) marketable direct obligations issued and unconditionally guaranteed by the United States Government; (b) Agencies (LSE’s), State (municipal bonds), or Corporate Bonds having a long term rating of A2/A or better from either Standard & Poor’s Ratings Group or Moody’s Investor Services, Inc. thereof having maturities of not more than fifteen months from the date of acquisition; (c) commercial paper maturing no more than 270 days from date of acquisition and having a rating of A-1/P- I or better from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc. (c) SVB’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Claims” is defined in Section 12.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State if New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, QLT’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and SVB pursuant to which SVB obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Convertible Note Maturity Date” means the maturity date of those certain convertible notes issued in connection with and in accordance with the terms of that certain Offering Memorandum dated as of August 12, 2014, as may be amended from time to time.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Default Rate” is defined in Section 2.2(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Disclosed Settlements” means the settlements or proposed settlements disclosed in writing to QLT in writing prior to the Effective Date.

“Dollars,” “dollars” or use of the sign “S” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) non-cash stock compensation expenses, plus (f) other one-time charges or non-cash expenses incurred by Borrower, as approved by QLT in writing on a case-by-case basis.

“Effective Date” is the first date on which all the conditions precedent in Section 3.1 are satisfied or waived in accordance with Section 12.7.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), leasehold improvements, software and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes that are (or would be) required to be withheld pursuant to a law in effect on the date Lender becomes a Lender under this Agreement, (c) Taxes attributable to Lender’s failure to comply with Section 2.5.2, (d) any U.S. federal withholding Taxes imposed under FATCA. (f) U.S. backup withholding Taxes, (g) Taxes resulting from the gross negligence or willful misconduct of QLT(h) penalties, interest and additions to Tax relating to any of the foregoing; and (i) Taxes excluded from the definition of Other Taxes.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant thereto, including any intergovernmental agreements and any rules or guidance implementing such intergovernmental agreements.

“Financial Covenant Trigger Date” means the earlier to occur of (a) Payment in Full of the Senior Obligations and (b) the date on which the financial covenant suspension pursuant to the SVB Forbearance Agreement terminates.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Free Cash Flow” means (a) EBITDA, minus, without duplication, (b) (i) unfunded capital expenditures, (ii) cash taxes, (iii) cash dividends and cash distributions and (iv) scheduled cash interest payments under the convertible notes issued in connection with and in accordance with the terms of that certain Offering Memorandum dated as of August 12, 2014.

“Funding Date” is any date on which any Term Loan is made to or for the account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including any multinational authority, any securities exchange and any self-regulatory organization.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services (other than accounts payable to the trade creditors in the ordinary course of business), such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a)                                 its Copyrights, Trademarks and Patents;

(b)                                 any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)                                  any and all source code;

(d)                                 any and all design rights which may be available to a Borrower;

(e)                                  any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)                                   all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g)                                  license or other rights to any third party rights of the same nature as those described in (a) through (f), above.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Term Loans and other Indebtedness of Borrower, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Key Person” is Borrower’s Chief Executive Officer, who is, as of the Effective Date, Mary Szela.

“Lender” means QLT and any person to which QLT or its successors and assigns may sell, transfer, assign, or negotiate all or any part of, or any interest in, such Person’s obligations, rights, and benefits under this Agreement and the other Loan Documents; provided that QLT shall be considered to become a Lender on the date of this agreement and any other Person shall be considered to become a Lender on the date such Person acquires an interest in another Person’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity Ratio” is the ratio of (a) Borrower’s unrestricted and unencumbered cash maintained with SVB and/or SVB’s Affiliates to (b) the aggregate principal amount of all outstanding Obligations of Borrower to SVB.

“Loan Documents” are, collectively, this Agreement, the Subordination Agreement, the Perfection Certificate, any intellectual property security agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of QLT in connection with any of the foregoing, all as amended, restated, or otherwise modified.

“Material Adverse Change” is, (a) so long as the Merger Agreement has not been terminated, a Material Adverse Effect (as defined in the Merger Agreement), and (b) otherwise, the reasonable determination by QLT that: (a) a material impairment in the perfection or priority of QLT’s Lien in the Collateral or in the value of such Collateral; (b) a material, adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations when due.

“Merger” has the meaning set forth in the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time) by and among QLT, the Borrower and MergerCo (under and as defined in the Merger Agreement).

“Myalept Intellectual Property” means (a) all Intellectual Property owned or in-licensed by the Borrower material to the conduct of the Borrower’s and its Subsidiaries’ business relating to metreleptin products, including, without limitation, the Myalept® product line, including without limitation the Intellectual Property listed on Exhibit D hereto and (b) any proceeds thereof.

“Net Income” means, as calculated for Borrower only for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower for such period taken as a single accounting period.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, QLT Expenses, the Prepayment Premium, and other amounts Borrower owes QLT now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to QLT, and the performance of Borrower’s duties under the Loan Documents.

“Offshore Accounts” are deposit and/or operating accounts maintained by Borrower and/or its Related Entities with foreign financial institutions for ordinary necessary operating expenses of Borrower and/or its Related Entities, provided further that the aggregate balance of all such accounts does not exceed Seven Million Dollars ($7,000,000) in the aggregate at any time.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Connection Taxes” means, with respect to Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising solely from (and that would not have existed but for) such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, grant of a participation, designation of a new office for receiving payments by or on account of the Borrower or other transfer (other than an assignment or designation of a new office made by Lender).

“Participants” is defined in Section 12.2.2.

“Participant Register” is defined in Section 12.2.2.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Block” is defined in Section 2.4.

“Payment Date” is the first (1) calendar day of each month.

“Payment in Full of the Senior Obligations” has the meaning given to such term in the Subordination Agreement.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Factoring” is defined in Section 7.1.

“Permitted Indebtedness” is:

(a)                                 Borrower’s Indebtedness to QLT under this Agreement and the other Loan Documents;

(b)                                 Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c)                                  Subordinated Debt;

(d)                                 unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)                                  Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)                                   Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g)                                  extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be;

(h)                                 reimbursement obligations owed to AMEX with respect to credit card services in an aggregate amount not to exceed Three Hundred Thousand Dollars ($300,000.00); and

(i)                                     the Borrower’s Indebtedness to SVB pursuant to the SVB Loan Agreement and the other Loan Documents (as defined in the SVB Loan Agreement) not to exceed (i) an aggregate principal amount of $27,500,000 in respect of loans made under the SVB Loan Agreement, (ii) amounts outstanding under Bank Services Agreements (as defined in the SVB Loan Agreement) and (iii) $404,892 in respect of Letters of Credit (as defined in the SVB Loan Agreement) issued by SVB on behalf of the Borrower, plus any accrued interest in respect thereof and any Bank Expenses (as defined in the SVB Loan Agreement as in effect on the Effective Date).

“Permitted Investments” are:

(a)                                 Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;

(b)                                 Investments consisting of Cash Equivalents;

(c)                                  Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)                                 Investments consisting of deposit accounts in which SVB has a first perfected security interest;

(e)                                  Investments accepted in connection with Transfers permitted by Section 7.1;

(f)                                   Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(g)                                  Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h)                                 Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary; and

(i)                                     Investments by Borrower in any of its Subsidiaries for current, ordinary and necessary operating expenses in an aggregate amount not to exceed Forty Two Million Dollars ($42,000,000) in the aggregate per fiscal year, provided no Event of Default has occurred and is continuing or would result from such Investment.

“Permitted Liens” are:

(a)                                 Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)                                 Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)                                  purchase money Liens or capital leases (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)                                 Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(e)                                  Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that SVB has a perfected security interest in the amounts held in such deposit and/or securities accounts;

(f)                                   Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to inventory, securing liabilities in the aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(g)                                  Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(h)                                 (i) non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States and (ii) any licenses or sublicenses existing as of the date hereof granted to third parties or Affiliates under the Myalept Intellectual Property;

(i)                                     Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j)                                    Liens on cash deposits securing the obligations of Borrower in connection with the Indebtedness described in subsection (h) of the definition of Permitted Indebtedness, provided that the aggregate amount of cash deposits subject to such Liens shall not exceed Three Hundred Thousand Dollars ($300,000.00); and

(k)                                 Liens granted to SVB pursuant to the terms of the SVB Loan Agreement  (including on the SVB Cash Collateral Accounts) which are subject to the Subordination Agreement.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“PIK Interest” is defined in Section 2.2(d).

“Prepayment Premium” shall be an additional fee payable to QLT in an amount equal to, for a prepayment made on or prior to the Term Loan Maturity Date, two percent (2.0%) of the then outstanding principal amount of the Term Loans as of the date immediately and prior to such prepayment.

“QLT” is defined in the preamble hereof; provided, that any reference to QLT in this Agreement or any of the other Loan Documents shall be deemed to include QLT’s successors and permitted assigns.

“QLT Entities” is defined in Section 12.10.

“QLT Expenses” are all audit fees and expenses, costs, and expenses (including reasonable documented attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Quarterly Financial Statements” is defined in Section 6.2(a),

“Register” is defined in Section 12.2.1.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Related Entities” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person (including any parent or parent of a parent), any Person that controls or is controlled by or is under common control with the Person (including any Subsidiary or sister entity) and, for any Person that is a limited liability company, that Person’s managers and members.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, Controller and General Counsel of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the QLT’s right to exercise its remedies with respect to any Collateral.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to QLT (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to QLT entered into between QLT and the other creditor), on terms acceptable to QLT.

“Subordination Agreement” means the Subordination Agreement, dated as of the Effective Date, among SVB, the Borrower and QLT, as amended, supplemented or otherwise modified from time to time.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“SVB” shall mean Silicon Valley Bank, a California corporation with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466.

“SVB Amendment” means an amendment to the SVB Loan Agreement, which shall permit the entrance by the Borrower into this Agreement and the other Loan Documents and the performance of the obligations hereunder.

“SVB Cash Collateral Accounts” means deposit account numbers 3301410210, 3301410225 and 3301410244  maintained with SVB, into which the Borrower has deposited: (i) $25,000,000, which amount represents 100% of the outstanding balance of the 2015 Term Loan Advance, (ii) $100,000, which amount represents 100% of the aggregate maximum availability under the Bank Services Agreement with respect to credit cards, (iii) $404,892, which amount represents 105% of the aggregate face amounts of every Letter of Credit issued by SVB on behalf of Borrower as of November 9, 2015 and (iv) additional cash collateral in an amount not to exceed $600,000 in respect to additional obligations under the SVB Loan Agreement.  Capitalized terms used in this definition but not defined in this Agreement shall have the meanings assigned to such terms in the SVB Loan Agreement as in effect on the date hereof.

“SVB Forbearance Agreement” means that certain Forbearance Agreement, dated as of November 9, 2015 (as amended, supplemented or otherwise modified from time to time), by and among the Borrower and SVB.

“SVB Loan Agreement” means that certain Loan and Security Agreement, dated as of March 28, 2012 (as amended, supplemented or otherwise modified from time to time, including, by the SVB Amendment and the SVB Forbearance Agreement), between the Borrower and SVB.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” is defined in Section 2.1.1(a) hereof and shall include any PIK Interest.

“Term Loan Maturity Date” is the earliest to occur of (i) July 1, 2019, (ii) the Convertible Note Maturity Date, (iii) 3 Business Days after the termination of the Merger Agreement (x) in accordance with Section 7.1(c)(ii) thereof or (y) by the Borrower for any reason and (iv) 90 days after the termination of the Merger Agreement by QLT.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Unrestricted Cash Amount” means all unrestricted and unencumbered cash of the Borrower (it being understood and agreed that cash held in the SVB Cash Collateral Accounts shall be excluded from the calculation of the Unrestricted Cash Amount).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement as of the Effective Date.

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Gregory D. Perry
Name: Gregory D. Perry
Title: Chief Financial Officer

QLT INC.

By:	/s/ Glen Ibbott
Name: Glen Ibbott
Title: Chief Financial Officer

Loan and Security Agreement – Signature Page

EXHIBIT A - COLLATERAL DESCRIPTION

The Collateral consists of all Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory note), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, the Myalept Intellectual Property and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include: (i) any cash and deposit accounts (including the SVB Cash Collateral Accounts) of the Borrower held by SVB, (ii) any voting equity interests of any direct or indirect Foreign Subsidiaries of Borrower in excess of 65% of the total voting equity interests of such Foreign Subsidiaries and (iii) any Intellectual Property other than the Myalept Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property; provided, further, that if a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of QLT’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

EXHIBIT B — BORROWING NOTICE

[     ], 201[6]

Reference is made to the Loan and Security Agreement, dated as of June 14, 2016 (as it may be amended, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and between AEGERION PHARMACEUTICALS, INC., a Delaware corporation (the “Borrower”), and QLT INC. (“QLT”) as lender.

Pursuant to Section 3.2(a) of the Credit Agreement, the undersigned hereby requests that QLT make a Term Loan to the Borrower in accordance with the terms and conditions of the Credit Agreement on [  ], 2016 (the “Borrowing Date”), which shall be on a Business Day, in the amount of $[   ].

The Borrower hereby represents and warrants to QLT that, as of the last day of the calendar month ended [   ], 20[16], the Unrestricted Cash Amount was $[    ].

The account of the Borrower to which the proceeds of the Term Loan requested on the Borrowing Date are to be made available by the Administrative Agent to the Borrower in accordance with the wire instructions is set forth below:

[INSERT ACCOUNT INFORMATION]

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Notice to be duly executed and delivered as of the date and at the place first written above.

AEGERION PHARMACEUTICALS, INC.

By:
Name:
Title:

EXHIBIT C

COMPLIANCE CERTIFICATE

TO: QLT INC.	Date:
FROM: AEGERION PHARMACEUTICALS, INC.

The undersigned authorized officer of AEGERION PHARMACEUTICALS, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and QLT (the “Agreement”):

(1) Borrower is in compliance for the period ending                 with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to QLT.

Attached are the required documents supporting the certification.  The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Quarterly financial statements with Compliance Certificate	Quarterly within 40 days Quarterly within 40 days; Monthly within 30 days	Yes No Yes No
Monthly Cash Reports/Cash Burn Certificate	Monthly within 15 days
Annual financial statement (CPA Audited)	FYE within 150 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Board Approved Projections	FYE within 45 days	Yes No

To be completed and delivered to QLT on a monthly and quarterly basis, if then applicable under the Agreement:

Financial Covenant	Required	Actual	Complies
Minimum Liquidity Ratio (maintain at all times, tested monthly)	1.50:1.0	:1.0	Yes No

Borrower shall be in compliance with either one of the following (tested quarterly):

Minimum Quarterly Revenue (calculated on a trailing six (6) month basis)	*	$	Yes No

Minimum Free Cash Flow	$0.00	$	Yes No

The following are the exceptions with respect to the certification above:  (If no exceptions exist, state “No exceptions to note.”)

AEGERION PHARMACEUTICALS, INC.

By:
Name:
Title:

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I.                                        Liquidity Ratio (Section 6.12(a))

Required:                                           1.50:1.0

Actual:                                                            :1.0

A.	Aggregate value of Borrower’s cash, to the extent unrestricted and unencumbered and maintained with SVB and/or SVB’s Affiliates	$

B.	Aggregate amount of all outstanding obligations and liabilities of Borrower to SVB	$

C.	Liquidity Ratio (line A divided by line B)	$

Is line C greater than 1.50 to 1.0?

☐ No, not in compliance	☐ Yes, in compliance

II.                                   Minimum Quarterly Revenue (Section 6.12(b)(i)).  Achieve, measured as of the last day of each quarter, calculated on a trailing six (6) month basis, minimum revenue equal to the minimum revenue level required to be maintained pursuant to Section 6.12(b)(i) of the SVB Loan Agreement for the applicable period.

Actual:                                                        $

☐ No, not in compliance	☐ Yes, in compliance

III.                              Minimum Free Cash Flow (Section 6.12(c))

Required:                                           Achieve, measured as of the last day of each quarter commencing with the quarter ending September 30, 2016, and as of the last day of each quarter thereafter, calculated on a trailing twelve (12) month basis, Free Cash Flow in an amount of at least $0.00.

Actual:                                                        $

A.	Net Income	$

B.	Interest Expense	$

C.	To the extent deducted in the calculation of Net Income, depreciation expense and amortization expense	$

D.	Income tax expense	$

E.	Non-cash stock compensation expenses	$

F.	(Without duplication) one-time expenses or non-cash expenses incurred by Borrower, as approved by QLT in writing on a case-by-case basis	$

G.	EBITDA (Sum of Lines A through F)	$

H.	Unfunded capital expenditures	$

I.	Cash taxes	$

J.	Cash dividends and cash distributions	$

K.	[Reserved]

L.	Scheduled cash interest payments under the convertible notes issued in connection with and in accordance with the terms of that certain Offering Memorandum dated as of August 12, 2014	$

M.	Free Cash Flow (Line G Minus Lines I through L)	$

Is line M equal to or greater than $0.00?

☐ No, not in compliance	☐ Yes, in compliance

EXHIBIT D

MYALEPT INTELLECTUAL PROPERTY

Trademarks

Trademark	Status	Country	Application No. / Registration No.

MYALEPT	Registered	United States	85/484,675
			4,589,120

MYALEPT LOGO	Registered	United States	86/043,958
			4,607,022

MYALEPT	Pending	Argentina	3.434.857

MYALEPT	Registered	Australia	1489472

MYALEPT LOGO	Registered	Australia	1607431

MYALEPT	Pending	Brazil	840579845

MYALEPT	Registered	Canada	1576839
			TMA930,412

MYALEPT LOGO	Accepted - Declaration of Use Required	Canada	1664588

MYALEPT	Registered	Chile	1.168.266
			1.190.345

MYALEPT	Allowed	China	13364976

MYALEPT LOGO	Registered	China	14052029

MYALEPT	Pending	Colombia	15202423

MYALEPT	Pending	Ecuador	2015-36280

MYALEPT	Registered	Europe	10858454

MYALEPT LOGO	Registered	Europe	12623682

MYALEPT	Pending (objected)	India	2543005

MYALEPT LOGO	Pending	India	2684451

MYALEPT	Registered	Japan	2012-042755
			5507673

MYALEPT LOGO	Registered	Japan	2014-013119
			5729874

MYALEPT	Pending	Mexico	1,649,550
			1595782

MYALEPT	Pending	Peru	630758

MYALEPT	Abandoned	Turkey	2012/44923

MYALEPT LOGO	Abandoned	Turkey	2014/14790

MYALEPT	Registered	Taiwan	101024566
			1543918

MYALEPT LOGO	Registered	Taiwan	103009459

Trademark	Status	Country	Application No. / Registration No.

			1675336

MYALEPT	Pending	Venezuela	12704-15

MYALEPT	Pending	Vietnam	4-2015-22492

LEPTREEV	Abandoned	United States	85/484,680

MYMLEP	Abandoned	United States	85/484,672

MYMLEP	Registered	Australia	1490035

MYMLEP	Accepted - Declaration of Use Required	Canada	1577140

MYMLEP	Registered	Europe	10874031

MYMLEP	Registered	Japan	2012-042756
			5507674

MYMLEP	Registered	Korea	40-2012-29799
			40-978892

MYMLEP	Registered	Turkey	2012/44934

MYMLEP	Registered	Taiwan	101025081
			1549982

PAZLEP	Abandoned	United States	85/484,679

PAZLEP	Registered	Europe	10874014

BY MY SIDE	Abandoned	Australia	1376822

BY MY SIDE	Abandoned	China	8899984

BY MY SIDE LOGO	Abandoned	China	8899984

BY MY SIDE	Abandoned	Europe	4202479

BY MY SIDE	Abandoned	Norway	200413023
			237427

BY MY SIDE	Abandoned	Switzerland	50439/2005
			533384

BYMYSIDE	Pending	United States	86/786,387

BYMYSIDE LOGO	Pending	United States	86/786,368

BY MY SIDE	Unfiled	Canada	TBD

BY MY SIDE LOGO	Unfiled	Canada	TBD

MYALEPTA	Pending	Europe	15338346

LEPTOMET	Pending	Europe	15520547

Patents

Case Type	App Number	Pat Number	Application Status	Country Name
PCT	112013007385.3		Pending	Brazil

Case Type	App Number	Pat Number	Application Status	Country Name
PCT	2813038		Pending	Canada
PCT	201180056939.4		Pending	China (People’s Republic)
PCT	201390474		Pending	Eurasian Patent Organization
PCT	11833075.2		Published	European Patent Convention
REP	14101095.6		Pending	Hong Kong
PCT	3351/DELNP/2013		Pending	India
PCT	2013-531786		Pending	Japan
PCT	MX/A/2013/003472		Pending	Mexico
CON	14/703523		Published	United States
PCT	112013007388.8		Pending	Brazil
PCT	2813087		Pending	Canada
PCT	201180057153.4		Pending	China (People’s Republic)
PCT	201390497		Pending	Eurasian Patent Organization
PCT	11833080.2		Pending	European Patent Convention
REP	14101094.7		Published	Hong Kong
PCT	3199/DELNP/2013		Pending	India
PCT	2013-531789		Pending	Japan
PCT	MX/A/2013/003482		Pending	Mexico
CON	14/800537		Pending	United States
PCT	14/129,793		Abandoned	United States
PCT	201280043718.8		Pending	China (People’s Republic)
PCT	12811361.0		Pending	European Patent Convention
REP	14109560.5		Published	Hong Kong
PCT	2014-520216		Pending	Japan
CON	14/837705		Pending	United States
PRO	62/154906		Unpublished	United States

Licenses

1.              License Agreement between Amylin Pharmaceuticals, Inc. and Amgen Inc., dated February 7, 2006 (as amended, supplemented, or otherwise modified from time to time).

2.              Material Cooperative Research and Development Agreement between the National Institutes of Diabetes and Digestive and Kidney Disease, an Institute of the National Institutes of Health, and Amgen Inc., ratified June 20, 2000, as amended by Amendment No. 1, signed October 31, 2001, and Amendment No. 2, dated March 27, 2003 (as amended, supplemented, or otherwise modified from time to time).

3.              Clinical Research Grant Agreement between the University of Texas Southwestern Medical Center at Dallas and Amgen Inc., dated July 24, 2000, as amended by Amendment No. 1, dated January 31, 2002 (as amended, supplemented, or otherwise modified from time to time).

4.              License Agreement between Shionogi & Co., Ltd and Amylin Pharmaceuticals, Inc., dated July 8, 2009 (as amended, supplemented, or otherwise modified from time to time).

5.              Letter Agreement between Amylin Pharmaceuticals, LLC and the University of Texas Southwestern Medical Center, dated December 23, 2014 (as amended, supplemented, or otherwise modified from time to time).